EXHIBIT 10.3
Summary of Agreement with respect to Post-Employment Medical Coverage
Should your employment terminate without your attaining eligibility for coverage under Merrill Lynch’s then-current retiree medical plan, and the termination of your employment is not for Cause, Merrill Lynch will provide access to a plan or policy that will provide coverage that is identical to or better than the coverage provided under the then-current retiree medical plan at a premium cost to you that is no more than the premium paid by eligible employees paying a premium unsubsidized by Merrill Lynch, on the condition that you do not engage in any employment, accept or maintain any directorship or other position, own an interest in, or, as principal, agent, employee, consultant or otherwise, provide any services to anyone, whether or not for compensation, in any business that is engaged in competition with the business of Merrill Lynch or its affiliates.